                                                                    Exhibit 23-A

                        CONSENT OF DELOITTE & TOUCHE LLP

   We consent to the incorporation by reference in this Registration Statement on Form S-3 of Duke Energy Corporation and the incorporation by reference in Post-Effective Amendment No. 3 to Registration Statement No. 333-14209 on Form S-3 of Duke Energy Corporation and Post-Effective Amendment No. 1 to Registration Statement No. 333-79065 on Form S-3 of Duke Energy Corporation of our report dated February 11, 2000 appearing in the annual report on Form 10-K of Duke Energy Corporation for the year ended December 31, 1999 filed with the Securities and Exchange Commission, and to the reference to us under the heading "Experts" in the Prospectus which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP
-------------------------
 Deloitte & Touche LLP

Charlotte, North Carolina
December 19, 2000